EXHIBIT 99



                              FOR IMMEDIATE RELEASE

               Somerset Valley Bank to Apply for Flemington Branch


Somerville, NJ...May 14, 2003 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc., the parent holding company of Somerset Valley Bank, announced today that the Bank has signed a lease agreement with C. P. Management Group, Inc. of Somerset, New Jersey for a branch office to be located on Route 31, Flemington, New Jersey.

     The 3,000 square foot bank which will be located within one-quarter mile of the Hunterdon Medical Center and will contain a drive-up and drive-up ATM. The Bank will be applying to the New Jersey Department of Banking and the FDIC for approval of the branch.

     The Flemington branch will represent the Bank's twelfth location and its first location in Hunterdon County.

     "We look forward to serving the people of Hunterdon County with the exceptional level of personal service we have demonstrated in Somerset, Middlesex and Monmouth counties."

     Somerset Valley Bank, which opened in 1991 in Somerville, has over $412 million in assets with locations in Somerville, Hillsborough, Bridgewater, Manville, Arbor Glen retirement facility, Bernards Township, Warren Township, Aberdeen Township in Monmouth County and Edison in Middlesex County. The Bank recently received approval for a branch on Middlesex Avenue in Metuchen.

     SVB Financial Services,  Inc. is traded on the NASDAQ National Market under
the   trading   symbol   SVBF  and  can  be   accessed   via  the   Internet  at
www.somersetvalleybank.com.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.